Exhibit 99.1

Linqto, Inc., a Leading Digital Investment Platform, to Publicly List Through Business Combination with Blockchain Coinvestors Acquisition Corp. I

Blockchain Coinvestors Acquisition Corp. I (Nasdaq: BCSA) and Linqto, Inc. have entered into a definitive business combination agreement.

The business combination is expected to close in the second half of 2024.

SAN JOSE, CA, April 9, 2024 -- Blockchain Coinvestors Acquisition Corp. I (Nasdaq: BCSA) (“BCSA”), a special purpose acquisition company, and Linqto, Inc., (“Linqto”), a Delaware corporation, today announced they have entered into a definitive business combination agreement, pursuant to which Linqto will become a wholly-owned subsidiary of BCSA (the “Transaction”). From and after the closing of the Transaction, the combined company will operate as Linqto.

Linqto is a technology-enabled investment platform allowing accredited investors to identify, evaluate, invest in, and make liquid investments in the world’s leading unicorns and other private tech companies. Linqto’s vision is to democratize private investing by making it accessible, affordable, and liquid for individual investors. Through an intuitive technology platform, Linqto empowers individuals to participate in private venture investments, which were once the exclusive domain of institutions and privileged, ultra-wealthy people.

“This merger represents a significant milestone in Linqto’s journey towards growth and innovation in the private investing space,” said Joe Endoso, CEO of Linqto. “We are excited about the opportunities it brings to further enhance our platform and provide even greater value to our investors. Our focus remains steadfast on driving growth and expanding opportunities in the private markets.”

Summary of Transaction

Pursuant to the Transaction, a special purpose vehicle and wholly owned subsidiary of BCSA, will merge with and into Linqto, with Linqto surviving the merger as a wholly owned subsidiary of BCSA. Linqto’s current outstanding common equity will be canceled, and its shareholders will receive in exchange newly issued shares of BCSA at an implied enterprise value of approximately $700 million, subject to certain adjustments.

Prior to the closing of the Transaction, BCSA will change its jurisdiction of incorporation from the Cayman Islands to Delaware (the “Domestication”). In connection with the Domestication, each outstanding BCSA ordinary share will automatically convert into a share of common stock of the Delaware entity on a one-for-one basis.

The special committee and board of directors BCSA and the board of directors of Linqto have both unanimously approved the Transaction, which BCSA and Linqto expect to close in the second half of 2024. The Transaction will require the approval of the shareholders of both Linqto and BCSA and is subject to other customary closing conditions identified in the business combination agreement.

Additional Information

Investors seeking additional information about the Transaction, including a copy of the business combination agreement, can consult a Current Report on Form 8-K that BCSA will file with the Securities and Exchange Commission (“SEC”) and that will be available at www.sec.gov. In addition, BCSA intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus, and will file other documents regarding the proposed Transaction with the SEC.

Advisors

Seward & Kissel LLP are acting as legal counsel to BCSA.

Lowenstein Sandler LLP are acting as legal counsel to Linqto.

About BCSA

BCSA is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. BCSA is led by Chairman and Managing Director Matthew Le Merle, Chief Executive Officer and Managing Director Lou Kerner, Managing Director Alison Davis, and Chief Financial Officer Mitchell Mechigian.

About Linqto

Linqto is a leading global financial technology investment platform allowing accredited investors to identify, evaluate, and make liquid investments in the world’s leading unicorns and private companies. Individual investors worldwide have used Linqto’s platform to make over US $390 million in private investments in over 60 innovative, mid-to-late-stage, VC-backed tech companies in a diverse range of sectors, including fintech, artificial intelligence software and chips, space tech, blockchain, health tech, sustainable materials, and autonomous vehicles. With a rapidly growing community of more than 750,000 users in 110 countries, Linqto is a leader in democratizing access to private markets. To learn more, please visit: www.linqto.com.

Important Information and Where to Find It

A full description of the terms of the proposed Transaction will be provided in a registration statement on Form S-4 to be filed by BCSA with the SEC that will include a prospectus with respect to the combined company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of BCSA to vote on the business combination and other proposals, as applicable, in accordance with the business combination agreement. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. BCSA and Linqto urge their investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about BCSA, Linqto and the Transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders and warrant holders of BCSA as of a record date to be established for voting on the proposed business combination. Once available, shareholders and warrant holders of BCSA will also be able to obtain a copy of the registration statement on Form S-4, including the proxy statement/prospectus, and other documents filed with the SEC, without charge, by directing a request to: Blockchain Coinvestors Acquisition Corp. I, PO Box 1093, Boundary Hall Cricket Square, Grand Cayman KY1-1102, Cayman Islands, Attn: Secretary. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

BCSA and Linqto and their respective directors, executive officers, other members of management, and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies of BCSA’s shareholders with respect to the potential Transaction described in this press release. Information about the persons who may, under SEC rules, be deemed to be participants in the solicitation of BCSA’s shareholders in connection with the potential transaction will be set forth in BCSA’s registration statement on Form S-4 containing the preliminary proxy statement/prospectus when it is filed with the SEC. Such shareholders will be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, once available, free of charge, at the SEC’s website at www.sec.gov or by directing a request to: Blockchain Coinvestors Acquisition Corp. I, PO Box 1093, Boundary Hall Cricket Square, Grand Cayman KY1-1102, Cayman Islands, Attn: Secretary.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential Transaction and does not constitute an offer to sell or a solicitation of an offer to buy the securities of BCSA, Linqto or the combined company, nor will there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities will be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed business combination, including the timing and structure of the Transaction, the proceeds of the Transaction, the initial market capitalization of the combined company, the benefits of the Transaction and the combined company’s future financial performance, as well as statements about the potential attributes and benefits of Linqto’s investment platform, the potential market opportunity, and the development and performance of Linqto. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, the ability to complete the business combination due to the failure to obtain approval from BCSA’s shareholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event or other circumstances that could give rise to the termination of the business combination agreement, the outcome of any legal proceedings that may be instituted against Linqto or BCSA following announcement of the Transaction, the outcome of any potential government and/or regulatory proceedings, investigations and inquiries, the risk that the proposed business combination disrupts Linqto’s business operations, the ability to recognize the anticipated benefits of the business combination, costs related to the business combination, the amount of redemption requests made by BCSA’s shareholders which could leave the combined company with insufficient cash to grow its business, changes in applicable laws or regulations, that Linqto will have sufficient capital upon the approval of the Transaction to operate as anticipated, and other risks and uncertainties, including those to be included under the header “Risk Factors” in the registration statement on Form S-4 to be filed by BCSA with the SEC and those included under the header “Risk Factors” in the final prospectus of BCSA related to its initial public offering. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. Except as otherwise required by applicable law, Linqto and BCSA disclaim any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contacts

Blockchain Coinvestors Acquisition Corp. I

Matthew Yemma

RFB | Peaks Strategies

matthew.yemma@rfbinder.com

Linqto, Inc.

Gabriella Velez

5W PR

linqto@5wpr.com

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